                                                                  Exhibit (c)(1)

                          AGREEMENT AND PLAN OF MERGER



                                     AMONG



                             SMITH & NEPHEW, INC.



                         SMITH & NEPHEW ACQUISITION, INC.



                                      AND



                                  EXOGEN, INC.



                           Dated as of July 25, 1999

                               TABLE OF CONTENTS

                         AGREEMENT AND PLAN OF MERGER
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ARTICLE I

     THE OFFER...................................................................... 2
     Section 1.1  The Offer......................................................... 2
     Section 1.2  Company Actions................................................... 3

ARTICLE II.......................................................................... 4

     THE MERGER..................................................................... 4
     Section 2.1  The Merger........................................................ 4
     Section 2.2  Effective Time.................................................... 5
     Section 2.3  Effects of the Merger............................................. 5
     Section 2.4  Charter and Bylaws; Directors and Officers........................ 5
     Section 2.5  Conversion of Securities.......................................... 5
     Section 2.6  Exchange of Certificates.......................................... 6
     Section 2.7  Merger Without Meeting of Stockholders............................ 8
     Section 2.8  Further Assurances................................................ 8
     Section 2.9  Closing........................................................... 9

ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................... 9
     Section 3.1  Organization...................................................... 9
     Section 3.2  Authority......................................................... 9
     Section 3.3  Consents and Approvals; No Violations.............................10
     Section 3.4  Information Supplied..............................................11
     Section 3.5  Ownership of Shares...............................................11
     Section 3.6  Interim Operations of Sub.........................................11
     Section 3.7  Brokers...........................................................11

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 4.1  Organization, Standing and Power..................................12
     Section 4.2  Capital Structure.................................................12
     Section 4.3  Authority.........................................................14
     Section 4.4  Consents and Approvals; No Violation..............................14
     Section 4.5  SEC Documents and Other Reports...................................15
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                                      -i-
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     Section 4.6   Information Supplied.............................................16
     Section 4.7   Absence of Certain Changes or Events.............................16
     Section 4.8   Permits and Compliance...........................................17
     Section 4.9   Tax Matters......................................................18
     Section 4.10  Actions and Proceedings..........................................19
     Section 4.11  Certain Agreements...............................................20
     Section 4.12  ERISA............................................................20
     Section 4.13  Compliance with Worker Safety Laws...............................22
     Section 4.14  Liabilities; Products............................................22
     Section 4.15  Labor Matters....................................................23
     Section 4.16  Intellectual Property; Year 2000.................................23
     Section 4.17  Title to Assets..................................................24
     Section 4.18  State Takeover Statutes; Rights Agreement........................25
     Section 4.19  Required Vote of Company Stockholders............................25
     Section 4.20  Accounts Receivable..............................................25
     Section 4.21  Inventories......................................................25
     Section 4.22  Environmental Matters............................................26
     Section 4.23  Suppliers, Customers and Employees...............................27
     Section 4.24  Insurance........................................................27
     Section 4.25  Transactions with Affiliates.....................................28
     Section 4.26  Brokers..........................................................28

ARTICLE V

     COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 5.1   Conduct of Business by the Company Pending the Merger............29
     Section 5.2   No Solicitation..................................................31
     Section 5.3   Third Party Standstill Agreements................................32

ARTICLE VI

     ADDITIONAL AGREEMENTS
     Section 6.1   Stockholder Meeting..............................................32
     Section 6.2   Access to Information............................................33
     Section 6.3   Directors........................................................33
     Section 6.4   Fees and Expenses................................................34
     Section 6.5   Company Stock Options............................................35
     Section 6.6   Warrants.........................................................35
     Section 6.7   Reasonable Best Efforts..........................................36
     Section 6.8   Public Announcements.............................................36
     Section 6.9   State Takeover Laws..............................................37
     Section 6.10  Indemnification; Directors and Officers Insurance................37
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                                     -ii-
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     Section 6.11  Notification of Certain Matters..................................37

ARTICLE VII

     CONDITIONS PRECEDENT TO THE MERGER
     Section 7.1  Conditions to Each Party's Obligation to Effect the Merger........38

ARTICLE VIII

     TERMINATION, AMENDMENT AND WAIVER
     Section 8.1  Termination.......................................................38
     Section 8.2  Effect of Termination.............................................40
     Section 8.3  Amendment.........................................................40
     Section 8.4  Waiver............................................................40

ARTICLE IX

     GENERAL PROVISIONS
     Section 9.1  Non-Survival of Representations and Warranties....................40
     Section 9.2  Notices...........................................................40
     Section 9.3  Interpretation; Certain Definitions...............................41
     Section 9.4  Counterparts......................................................43
     Section 9.5  Entire Agreement; No Third-Party Beneficiaries....................43
     Section 9.6  Governing Law.....................................................44
     Section 9.7  Assignment........................................................44
     Section 9.8  Severability......................................................44
     Section 9.9  Enforcement of this Agreement.....................................44

EXHIBITS
--------

A    Stockholder Agreement
B    Conditions of the Offer
C    Second Amendment to Rights Agreement

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated as of July 25, 1999 (this "Agreement"), among Smith & Nephew, Inc., a Delaware corporation ("Parent"), Smith & Nephew Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Exogen, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                             W I T N E S S E T H:


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase the shares of Common Stock, par value $.0001 per share, of the Company (the "Company Common Stock"; the shares of Company Common Stock, together with the Rights (as defined in Section 4.2) associated therewith, being hereinafter collectively referred to as the "Shares") at a purchase price of $5.15 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below) and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement;

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent, Smith & Nephew Holdings, Inc., a Delaware corporation ("Holdings"), or the Company will be converted into the right to receive the price per share paid in the Offer and the respective Boards of Directors of Sub and the Company have approved and adopted this Agreement; and

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith Parent and certain of the stockholders of the Company are entering into Stockholder Agreements dated as of the date hereof (the "Stockholder Agreements") in the forms of the attached Exhibit A.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

          Section 1.1 The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than July 30, 1999, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit B (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit B) without the consent of the Company) and subject to the rights of Parent and Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, in each case subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition (as defined in Exhibit B) or either of the conditions set forth in paragraphs (e) or (f) of Exhibit B shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b),
(c), (d), (g) and (h) of Exhibit B shall then be satisfied, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to cooperate with the Company and its counsel in responding to any such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          (d) Parent or Sub shall engage an information agent in connection with the Offer.

          Section 1.2 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, at which all directors were present (in person or by telephone), duly and unanimously adopted resolutions approving and adopting this Agreement, approving the Offer and the Merger, taking all action necessary to render the provisions of Section 203 of the DGCL (as defined below) inapplicable to the Offer, the Merger and the Stockholder Agreements, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that holders of Shares accept the Offer and that the Company's stockholders approve this Agreement and the Merger. The Company represents and warrants that its Board of Directors has received the opinion of U.S. Bancorp Piper Jaffray Inc. that the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to
the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendation described in paragraph (a), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to cooperate with Parent, Sub and their counsel in responding to any such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.


                                  ARTICLE II

                                  THE MERGER

          Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent, any direct wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

          Section 2.2 Effective Time. The Merger shall become effective when the certificate of merger or, if applicable, the certificate of ownership and merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than three (3) business days after the date the Certificate of Merger is filed. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 2.9).

           Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

          Section 2.4 Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the Second Restated and Amended Certificate of Incorporation, as amended, of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

          (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.5 Conversion of Securities. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (i) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (ii) All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent, any wholly-owned Subsidiary of Parent or Holdings shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (iii) Subject to the provisions of Section 2.5(a)(iv), each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a)(ii) and other than Dissenting Shares (as defined in Section 2.5(a)(iv)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share price paid in the Offer (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (iv) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     (b) Each Company Stock Option (as hereinafter defined) shall be treated in accordance with Section 6.5 of this Agreement.

          Section 2.6 Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

          (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective

Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

          (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

          Section 2.7 Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

          Section 2.8 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 2.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
               ------------------------------------------------

          Parent and Sub represent and warrant to the Company as follows:

          Section 3.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 3.2 Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Merger advisable and the Board of Directors of Sub has approved and adopted this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Stockholder Agreements, and each of Parent and Sub has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Sub of this Agreement and the Stockholder Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub subject, in the case of this Agreement, to the filing of the Certificate of Merger as required by the DGCL. This Agreement and the Stockholder Agreements have been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company, the valid authorization, execution and delivery of the Stockholder Agreements by the stockholders who are parties thereto and the validity and binding effect hereof and thereof on the Company and such stockholders), this Agreement and the Stockholder Agreements constitute the valid and binding obligation of each of Parent and Sub enforceable against them in accordance with their respective terms.

          Section 3.3 Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.3 have been obtained and all filings and obligations described in this Section
3.3 have been made, the execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or the By-Laws of Parent, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stockholder Agreements by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholder Agreements, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any foreign pre-merger filing obligations and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or by the transactions contemplated by this Agreement or the Stockholder Agreements, (iv) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (v) such filings as may be required in connection with the taxes described in Section 6.8, (vi) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or under the Stockholder Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

          Section 3.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or
(iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in
Section 6.1) will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          Section 3.5 Ownership of Shares. As of the date of this Agreement, Parent or its affiliates beneficially own 820,000 Shares.

          Section 3.6 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 3.7 Brokers. No broker, investment banker, financial advisor or other person, other than Chase Securities, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          Section 3.8 Financing. Prior to the consummation of the Offer, Parent and Sub will have available to them all funds necessary to purchase and pay for all of the Shares tendered pursuant to the Offer by stockholders of the Company.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Sub as follows:

          Section 4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. A list of all Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary, the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary and the name of any person other than the Company or another Subsidiary that owns capital stock of the Subsidiary, is set forth in Section
4.1 of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter").

          Section 4.2 Capital Structure. (a) As of the date hereof, the authorized capital stock of the Company consists of 27,000,000 Shares and 3,000,000 shares of Preferred Stock, par value $.0001 per share ("Company Preferred Stock"), of which 140,000 shares have been designated as "Series A Participating Preferred Stock" (the "Series A Preferred Stock").

          (b)   At the close of business on July 23, 1999:

          (i) 12,752,855 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

          (ii) no shares of Company Preferred Stock were issued and outstanding;

          (iii) no Shares were held in the treasury of the Company or by Subsidiaries of the Company;

          (iv) 422,085 Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1995 Stock Option/Stock Issuance Plan, as amended (the "Company Stock Option Plan");

          (v) 667,779 Shares were reserved for issuance upon the exercise of outstanding unvested stock options issued under the Company Stock Option Plan;

          (vi) 159,632 Shares were reserved for issuance and unissued pursuant to the Company's Employee Stock Purchase Plan, as amended (the "Company Stock Purchase Plan");

          (vii) 80,000 Shares were reserved for issuance upon the exercise of the Warrant dated September 30, 1998 issued to Arthur A. Pilla (the "Pilla Warrant"); and

          (viii) 45,000 Shares were reserved for issuance upon the exercise of the Warrant dated September 30, 1998 issued to Alessandro Chiabera (the "Chiabera Warrant" and, together with the Pilla Warrant, the "Warrants").

          (c) Section 4.2 of the Company Letter contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Option Plan (collectively, the "Company Stock Options"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable.

          (d) Except for the Company Stock Options, the Company Stock Purchase Plan, the Warrants, the rights to purchase shares of the Series A Preferred Stock (the "Rights") issued pursuant to the Rights Agreement dated as of December 6, 1996, as amended October 22, 1998 (as so amended, the "Rights Agreement"), between the Company and Registrar and Transfer Company, as Rights Agent, and the rights (the "Company Option") of Parent under the Master Agreement dated August 10, 1998, as amended December 21, 1998, between Parent and the Company, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of Shares. Except as set forth in Section 4.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.

          (e) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Company Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

          (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          Section 4.3 Authority. On or prior to the date of this Agreement, the Board of Directors of the Company has unanimously approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement and the transactions contemplated hereby in accordance with the DGCL, resolved to recommend the acceptance of the Offer by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval.
The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the stockholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (x) approval and adoption of this Agreement by the stockholders of the Company and (y) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          Section 4.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this Section
4.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, any foreign pre-merger filing obligation and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (v) such filings as may be required in connection with the taxes described in Section 6.8, (vi) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 4.5 SEC Documents and Other Reports. The Company has filed all required documents (including proxy statements) with the SEC since October 1, 1996 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since October 1, 1996, made any change in the accounting practices or policies applied in the preparation of financial statements.

          Section 4.6 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as set forth in the Company Letter, since September 30, 1998, (A) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company, (C) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options or the Company Stock Purchase Plan and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (D) there has not been (v) any adoption of a new Company Plan (as hereinafter defined), (w) any amendment to a Company Plan materially increasing benefits thereunder, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof,
(y) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (E) there has not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof and
(F) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

          Section 4.8 Permits and Compliance. (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company and, other than as set forth in the succeeding sentence, except for permits and authorizations for the manufacture, sale or distribution of or reimbursement for medical devices ("Regulatory Permits"). The Regulatory Permits held by the Company (the "Company Regulatory Permits") are set forth in Section 4.8 of the Company Letter. No suspension or cancellation of any of the Company Permits or the Company Regulatory Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits or the Company Regulatory Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has obtained certification to ISO 9000 Series standards of its SAFHS (as hereinafter defined) devices. All existing products sold, marketed or distributed by the Company in Europe have CE Marking authorization under the European Medical Device Directive, as audited and approved by a European Notified Body. Neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any law, ordinance, administrative or governmental rule or regulation, including any consumer protection, equal opportunity, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")), or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B) and
(C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company and each Subsidiary is in compliance in all material respects with all current applicable statutes, rules, regulations or orders administered or issued by the United States Food and Drug Administration (the "FDA") or comparable foreign Governmental Entity; the Company does not have knowledge of any facts which furnish any reasonable basis for any warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since September 30, 1996, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the products of the Company or its Subsidiaries, except as set forth in Section 4.8 of the Company Letter. The Sonic Accelerated Fracture Healing System ("SAFHS") devices marketed by the Company in the United States are being marketed in the United States under valid 510(k) or Pre-Market Approval Applications. To the Knowledge of the Company, there is no false information or significant omission in any product application or product-related submission made by the Company or any of its Subsidiaries to the FDA or comparable foreign Governmental Entity. The Company and its Subsidiaries have obtained all necessary regulatory approvals from any foreign regulatory agencies related to the distribution and sale of SAFHS devices by the Company and its Subsidiaries in the respective foreign jurisdictions in which such SAFHS devices are distributed and sold. Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. (S)1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or
(iv) have been convicted (as defined in 42 C.F.R. (S) 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or
(b)(3) of SSA.

          (b) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company or having covenants not to compete that materially impair the ability of the Company to conduct its business as currently conducted or purport to bind any stockholder or any Affiliated Person of any stockholder of the Company after the Effective Time. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          Section 4.9   Tax Matters.  Except as otherwise set forth in Section
4.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete and disclose all Taxes (as hereinafter defined) required to be paid by the Company and its Subsidiaries for the periods covered thereby, except to the extent that any failure to so file or any failure to be correct and complete or to disclose all Taxes required to be paid would not, individually or in the aggregate have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained, or such Taxes are being contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate have a Material Adverse Effect on the Company;
(iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) to the Knowledge of the Company, no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries which are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or properly reflected on the books of the Company; and (viii) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened in writing with respect to Taxes of the Company or any Subsidiary;
(ix) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due; (x) none of the Company or any Subsidiary has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (xi) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA") and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement; (xii) except as may be limited by the transactions contemplated by this Agreement, the "regular" and, if applicable, "alternative minimum tax" net operating loss carry forwards of the Company and its Subsidiaries for each of the taxable years ended on or prior to September 30, 1998 (collectively, the "NOLs") are set forth (for each year) in
Section 4.9 of the Company Letter and are each available to the Company or the applicable Subsidiary) for the period set forth in Section 172(b)(A) of the Code as in effect for the taxable year in which the applicable NOL was incurred; and
(xiii) except as may be limited as a result of the transactions contemplated by this Agreement, immediately prior to the Effective Time, none of the NOLs will constitute separate return limitation year (SRLY) losses, consolidated return change of ownership (CRCO) losses or "dual consolidated losses" and none of the NOLs will be limited by sections 382 or 384 of the Code and the regulations thereunder.

          Section 4.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries, any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in Section 4.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the

Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its or their present or former directors, officers, employees, consultants, agents or stockholders with respect to the Company or any of its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. There are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its or their present or former officers, directors, employees, consultants, agents or stockholders with respect to the Company or its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement.

          Section 4.11 Certain Agreements. Except as set forth in Section 4.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan (collectively, the "Compensation Agreements"), pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.11 of the Company Letter, no holder of any option to purchase Shares, or Shares granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Section 4.11 of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or its Subsidiaries from each officer, director or employee of the Company and its Subsidiaries.

          Section 4.12 ERISA. (a) Each Company Plan is listed in Section 4.12(a) of the Company Letter. With respect to each Company Plan, the Company has made available to Parent a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the IRS, if applicable, (ii) each such Company Plan that has been reduced to writing and all amendments thereto,
(iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent determination letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and
(viii) all correspondence with the IRS, the Department of Labor, or the SEC relating to any outstanding controversy. Except as would not have a Material Adverse Effect on the Company, each

Company Plan complies in all respects with ERISA, the Code and all other applicable statutes and governmental rules and regulations. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time during the past six years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate currently maintains, contributes to or has any liability under, or at any time during the past six years has maintained or contributed to, any Company Multiemployer Plan.

          (b) Except as listed in Section 4.12(b) of the Company Letter, with respect to the Company Plans, to the Knowledge of the Company, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on the Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 4.12(b) of the Company Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by
Section 4980B of the Code.

          (c) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its Subsidiaries or any ERISA Affiliate or as to which the Company or any of its Subsidiaries or any ERISA Affiliate has contributed or otherwise may have any liability, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries or any ERISA Affiliate is or has been obligated to contribute or otherwise may have any liability, and (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (d) Section 4.12(d) of the Company Letter contains a list of all (i) severance and employment agreements with employees of the Company and each of its Subsidiaries, (ii) severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its employees containing change of control or similar provisions.

          (e) Except as set forth in Section 4.12(e) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (f) Except as set forth in Section 4.12(f) of the Company Letter, no Company Plan is subject to laws outside of the United States.

          Section 4.13 Compliance with Worker Safety Laws. The properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws, other than any such interference or prevention as would not, individually or in the aggregate with any such other interference or prevention, have a Material Adverse Effect on the Company.

          Section 4.14 Liabilities; Products. (a) Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, since September 30, 1998 the Company and its Subsidiaries have incurred no liabilities (including Tax liabilities) or obligations of any nature, absolute or contingent, other than liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or that would be required by Generally Accepted Accounting Principles ("GAAP") to be reflected or reserved in the financial statements of the Company or in the footnotes thereto, prepared in accordance with GAAP consistent with past practices, other than in the ordinary course of business and consistent with past practices. As of the date hereof, the indebtedness for borrowed money of the Company and its Subsidiaries (other than advances from the Company to such Subsidiaries) does not exceed $1 million.

          (b) Except as set forth in Section 4.14(b) of the Company Letter, since September 30, 1996, neither the Company nor any Subsidiary has received a claim for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and, to the Knowledge of the Company, there is no basis for any such claim which, if asserted, would likely have a Material Adverse Effect on the Company. No product sold or delivered or service rendered by the Company or any Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for products delivered and services rendered by the Company or any Subsidiary, copies of which have previously been delivered to Parent.

          (c) The Company has provided to Parent a schedule of products in development and planned introductions, a copy of which is attached to the Company Letter.

          Section 4.15 Labor Matters. Except as set forth in Section 4.15 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

          Section 4.16 Intellectual Property; Year 2000. (a) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, modules and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing; and "Year 2000 Compliant" means the ability of computers, computer software and computerized devices to process (including calculate, compare, sequence, display or store), transmit or receive date data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

          (b) Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, the Company and the Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct or contemplated conduct of the Company's or Subsidiaries' businesses. Section 4.16 of the Company Letter lists each material license or other agreement pursuant to which the Company or any Subsidiary has the right to use Company Intellectual Property utilized in connection with any product of, or service provided by, the Company and the Subsidiaries, the cancellation or expiration of which would have a Material Adverse Effect on the Company (the "Company Licenses"). There are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no breach or violation by the Company or by any Subsidiary under, and, to the Knowledge of the Company, there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, except where such disclosure or use of such information would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted or contemplated does not and will not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent issued as of the date hereof, patent right, industrial model, invention, service mark, service mark right, copyright or trade secret of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, to the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section
4.16 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          (c) Except as set forth in Section 4.16 of the Company Letter, the current and previously sold products of the Company and its Subsidiaries and software, operations, systems and processes (including, to the Knowledge of the Company, software, operations, systems and processes obtained from third parties) used in the conduct of the business of the Company and its Subsidiaries, are Year 2000 Compliant except where the failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance.

          Section 4.17 Title to Assets. (a) As of the date hereof, the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets material to their business (excluding, for purposes of this sentence, assets held under leases or assets covered under Section 4.16 hereof), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof, or Section 4.17 of the Company Letter.

          (b) Neither the Company nor any of its Subsidiaries owns any Real Estate. The leases to all Real Estate occupied by the Company and the Subsidiaries which are material to the operation of the businesses of the Company are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          Section 4.18 State Takeover Statutes; Rights Agreement. (a) The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the Stockholder Agreements and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreements. As of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby.

          (b) The amendment to the Rights Agreement in the form of Exhibit C has been duly approved by the Company's Board of Directors and duly executed and delivered by the Company.

          Section 4.19 Required Vote of Company Stockholders. The affirmative vote of the holders of at least a majority of Shares entitled to vote is required to adopt this Agreement. No other vote of the security holders of the Company is required by law, the Company Charter or the Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

          Section 4.20 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company (net of the applicable reserves reflected on the books and records of the Company and in the financial statements included in the Company SEC Documents) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience, except where the failure to collect such receivables in such manner would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 4.21 Inventories. Except as set forth in Section 4.21 of the Company Letter, all inventories of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the financial statements included in the Company SEC Documents and determined in the ordinary course of business consistent with past practice) consist of items of merchantable quality and quantity usable or salable in the ordinary course of business, are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company or the applicable Subsidiary therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements, except to the extent that the failure of such inventories so to consist, be saleable, conform, or be manufactured would not have a Material Adverse Effect on the Company.

          Section 4.22 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste or for which liability or standards of care are imposed under any applicable Environmental Law; (ii) "Environmental Law" means any law, past, present or future and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

          (b) Except as disclosed in Section 4.22 of the Company Letter, the Company and the Subsidiaries are and have been in compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 4.22 of the Company Letter or where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Except as disclosed in Section 4.22 of the Company Letter, neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties, nor caused any facts or conditions that could give rise to an environmental claim, other than in a manner that would not, in all such cases taken individually or in the aggregate, result in a Material Adverse Effect on the Company, (ii) any Knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that would not result in a Material Adverse Effect on the Company, or (iii) any Knowledge, nor has it received any written notice since October 1, 1996 (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental

Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 4.22 of the Company Letter or where such violation, liability, action, noncompliance or payment would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (d) Except as disclosed in Section 4.22 of the Company Letter, no Environmental Law imposes any obligation upon the Company or any of the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

          (e) The Company and the Subsidiaries have provided Parent with copies of any Environmental assessment or audit report or other similar studies or analyses currently in the possession of or available to the Company or any of the Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of the Subsidiaries.

          Section 4.23  Suppliers, and Employees. Except as set forth in Section
4.23 of the Company Letter, neither the Company nor any Subsidiary has received any notice or has any reason to believe that (a) any significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions, or (b) any employee or group of employees significant to Company, any of its Subsidiaries or any of their operations intends to terminate or has terminated his or their employment with the Company or any Subsidiary.

          Section 4.24 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and the Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each Subsidiary have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.24 of the Company Letter, neither the Company nor any Subsidiary has received notice of default under any such policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

          Section 4.25 Transactions with Affiliates. (a) For purposes of this Agreement, "Affiliated Person" means (i) any holder of 2% or more of the Company Common Stock, (ii) any director, officer or senior executive of the Company or any Subsidiary, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by, or is under common control with, any of the Company or any Subsidiary or (iv) any member of the immediate family or any of such persons, in each case other than Holdings or Parent or its Subsidiaries.

          (b) Except as set forth in Section 4.25 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, to the Knowledge of the Company, since September 30, 1998, the Company and the Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (ii) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any Subsidiary),
(iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person other than Parent.

          (c) Except as set forth in Section 4.25 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, to the Knowledge of the Company, (i) the contracts of the Company and the Subsidiaries do not include any material obligation or commitment between the Company or any Subsidiary and any Affiliated Person, (ii) the assets of the Company or any Subsidiary do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and the Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

          (d)  To the Knowledge of the Company and except as set forth in
Section 4.25 of the Company Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, no Affiliated Person of any of the Company or any Subsidiary is a party to any contract with any supplier of the Company or any Subsidiary that affects in any material manner the business, financial condition or results of operation of the Company or any Subsidiary.

          Section 4.26 Brokers. No broker, investment banker or other person, other than U.S. Bancorp Piper Jaffray Inc. the fees and expenses of which will be paid by the Company (as reflected in an agreement between U.S. Bancorp Piper Jaffray Inc. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

          Section 5.1 Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xvii) of this Section 5.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (i) (A) other than dividends paid by wholly-owned Subsidiaries, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of shares of Company Common Stock upon exercise of the Warrants, and (C) the grant of purchase rights or issuance of Shares pursuant to the Company Stock Purchase Plan in accordance with Section 6.5 of this Agreement;

          (iii) amend its charter or by-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets with a fair market value in excess of $10,000, other than sales of inventory that are in the ordinary course of business consistent with past practice;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $100,000 and (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices;

          (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (viii) except as provided in Section 5.1(viii) of the Company Letter and Section 6.5, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement;

          (ix)   except as provided in Section 5.1(ix) of the Company Letter and
     Section 6.5, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (x) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (xii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) settle or compromise any Tax liability in excess of $100,000;

          (xiv) settle or compromise any claims or litigation in excess of $100,000 or commence any litigation or proceedings;

          (xv) enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company or a Subsidiary without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve payments of $100,000 or more during the term thereof (provided that in the case of agreements or contracts with any customer, the margins anticipated from any such agreement or contract shall be consistent in all material respects with historical margins); enter into or amend any other agreement or contract material to the Company and its Subsidiaries, taken as a whole; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $100,000;

          (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms; or

          (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Section 5.2 No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or
(iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this
Section 5.2(a) shall prohibit the Company or its directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (ii) referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party; and provided, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal, then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel (who may be the Company's regularly engaged independent counsel), the Company may, in response to an unsolicited request therefor, and subject to compliance with Section 5.2(b), furnish information with respect to the Company and its Subsidiaries to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer or director of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

          (b) The Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 48 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 5.2(a), the Company shall advise Parent orally and in writing of such intention not less than two business days in advance of providing such information. The Company will keep Parent fully informed of the status and material terms of any such Takeover Proposal or inquiry.

          Section 5.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

          Section 6.1 Stockholder Meeting. (a) The Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the approval of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the approval and adoption of this Agreement. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, and the Company will, through its Board of Directors, recommend to its stockholders the approval of this Agreement, and shall not withdraw or modify such recommendation. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.

          (b) The Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

          (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of approval of the Merger.

          Section 6.2 Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated June 2, 1999 between Parent and the Company, as amended (the "Confidentiality Agreement").

          Section 6.3 Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Common Stock held by Parent or any of its Subsidiaries; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Following the election or appointment of Sub's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Amended and Restated By-Laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          Section 6.4  Fees and Expenses. (a) Except as provided in this Section
6.4 and Section 6.8, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay the Expenses of Parent and the Termination Fee upon demand; or

          (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand.

          Section 6.5 Company Stock Options. (a) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each Company Stock Option that is outstanding as of the consummation of the Offer to vest in full and become exercisable immediately prior to the consummation of the Offer with respect to all of the shares of Company Common Stock at the time subject to such Company Stock Option. Each Company Stock Option that is outstanding upon the consummation of the Offer shall be canceled as of the consummation of the Offer, in consideration for which the holder thereof (an "Option Holder") shall be entitled to receive from the Company an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of the Company Common Stock subject to such Option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment. The amounts payable pursuant to the second sentence of this
Section 6.5 shall be paid as soon as reasonably practicable following the acceptance for payment by Sub pursuant to the Offer. The surrender of an Option in exchange for the consideration contemplated by the second sentence of this
Section 6.5 shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof.

          (b) The Company shall take all actions necessary to ensure that (i) the Purchase Period (as defined in the Company Stock Purchase Plan) applicable to the options outstanding under the Company Stock Purchase Plan (each, a "Purchase Plan Option") is shortened so as to have a Purchase Date (as defined in the Company Stock Purchase Plan) that occurs before the acceptance for payment by Sub of Shares pursuant to the Offer; and (ii) no current holder of a Purchase Plan Option is permitted to increase his or her rate of payroll deduction under the Company Stock Purchase Plan from and after the date hereof.

          (c) The Company shall take all actions necessary to provide that, effective as of acceptance for payment by Sub of Shares pursuant to the Offer,
(i) the Company Stock Option Plan and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated, and (iii) no Option Holder will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option.

          (d) The Company represents and warrants that it has the power and authority under the terms of the Company Stock Purchase Plan and the Company Stock Option Plan to comply with this Section 6.5 without the consent of any Option Holder.

          Section 6.6 Warrants. Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Company will obtain written confirmation, in form and substance reasonably satisfactory to Parent, from the holders of each of the Pilla Warrant and the Chiabera Warrant that after the Effective Time of the Merger such Warrant will represent the right to receive an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Warrant and
(2) the excess, if any, of the Merger Consideration over the Exercise Price (as defined in such Warrant) per share for the purchase of the Company Common Stock subject to such Warrant, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment.

          Section 6.7 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, any other pre-merger filings and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Offer, the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

          Section 6.8 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

          Section 6.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby or the Stockholder Agreements, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          Section 6.10 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter or the Company's Amended and Restated Bylaws for acts or omissions occurring at or prior to the Effective Time.

          (b) Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

          Section 6.11 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

          Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement (including the Merger) shall have been approved and adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and the Company Charter.

          (b) HSR Act and Other Pre-Merger Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other waiting periods under applicable foreign laws shall have expired or been terminated.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that this condition shall not apply if Sub shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

          (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.


                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to October 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this

          Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or
     (f) of Exhibit B and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph
     (d) of Exhibit B;

          (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the members of the Board of Directors determines, in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would constitute a breach of such Board's fiduciary duties under applicable law, provided that the Company has complied with all provisions of Section 5.2, including the notice provisions therein, and that it has complied with the requirements of Section 6.4(b) relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by Section 6.4(b); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until 72 hours have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company;

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement, the breach of any covenant contained in this Agreement or for fraud.

          Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.4 Waiver. At any time prior to the Effective Time, subject to Section 6.3, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE IX

                               GENERAL PROVISIONS
                               ------------------

          Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

               Smith & Nephew, Inc.
               1450 Brooks Road
               Memphis, Tennessee 38116
               Attention: President, Orthopedic Division

               with copies to:

               Smith & Nephew, Inc.
               1450 Brooks Road
               Memphis, Tennessee 38116
               Attention: General Counsel
               Facsimile No.: 901-396-7824

               and

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Attention: Dennis V. Osimitz
               Facsimile No.: 312-853-7036

          (b)  if to the Company, to:

               Exogen, Inc.
               10 Constitution Ave.
               Piscataway, New Jersey 08855
               Attention: Patrick A. McBrayer
               Facsimile No.: 732-981-0648

               with a copy to:

               Brobeck, Phleger & Harrison LLP
               1633 Broadway
               New York, New York
               Attention: Ellen B. Corenswet
               Facsimile No.: 212-586-7878

          Section 9.3 Interpretation; Certain Definitions. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

          "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company.

          "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), with all such matters being considered in the aggregate, of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be.

          "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

          "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

          "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the Company's assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Merger (based on the advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

          "Takeover Proposal" means any proposal for (i) a merger or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or any other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

          "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Termination Fee" means $2,500,000.

          Section 9.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 6.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 9.6 Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 9.7 Assignment. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

          Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 9.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              SMITH & NEPHEW, INC.



                              By:  /s/  Clifford K. Lomax
                                  ----------------------------
                              Name:  Clifford K. Lomax
                                    --------------------------
                              Title:  Treasurer
                                     -------------------------


                              SMITH & NEPHEW ACQUISITION, INC.


                              By:  /s/  Clifford K. Lomax
                                  ----------------------------
                              Name:  Clifford K. Lomax
                                    --------------------------
                              Title:  Chairman
                                     -------------------------



                              EXOGEN, INC.


                              By:  /s/  Patrick A. McBrayer
                                  ----------------------------
                              Name:  Patrick A. McBrayer
                                    --------------------------
                              Title:  President and CEO
                                     -------------------------

                                                                       Exhibit A
                                                                       ---------


                             STOCKHOLDER AGREEMENT
                             ---------------------


          STOCKHOLDER AGREEMENT (this "Agreement"), dated as of _____, 1999, among Smith & Nephew, Inc., a Delaware corporation ("Parent"), Smith & Nephew Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the undersigned stockholder (the "Stockholder") of Exogen, Inc., a Delaware corporation (the "Company").


          WHEREAS, Parent, Sub and the Company, propose to enter into an Agreement and Plan of Merger dated as of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") to provide for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Sub for any and all shares of Common Stock, par value $.0001 per share, of the Company (the "Common Stock") at the Offer Price (as defined in the Merger Agreement) and the merger of the Company and Sub (the "Merger");

          WHEREAS, the Stockholder legally and/or beneficially owns that number of shares of Common Stock appearing on the signature page hereof (such shares, as they may be adjusted by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (each, an "Adjustment Event") being referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholder enter into this Agreement;

          NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

          1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Sub as follows:

          (a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (b) The Shares. The Stockholder has good and marketable title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Common Stock other than the Subject Shares.

          2.   Representations and Warranties of Parent and Sub.
               ------------------------------------------------

          (a) Authority. Parent and Sub hereby represent and warrant to the Stockholder that each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

          3.   Covenants of the Stockholder.  The Stockholder agrees as follows:
               ----------------------------

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to adversely affect the Stockholder.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the

     Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's articles of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Sub or Sub's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal.

          (d) The Stockholder shall not, nor shall the Stockholder permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

          (e) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, all of the Subject Shares.

          4. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns and, in the case of the Stockholder, the heirs, executors and administrators of the Stockholder.

          6. Termination. Except as provided otherwise herein, this Agreement shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement in accordance with its terms.

          7.   General Provisions.
               ------------------

          (a) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as specified in the Merger Agreement.

          (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          (c) Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or telecopier (and also confirmed in writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (i)  if to Parent or Sub, to::

               Smith & Nephew, Inc.
               c/o Smith & Nephew plc
               2 Temple Place
               Victoria Embankment
               London WC2R 3BP
               Attention: Peter Huntley
               Facsimile No.: 171-240-1343

               with a copy to:

               Smith & Nephew, Inc.
               1450 Brooks Road
               Memphis, Tennessee 38116
               Attention: General Counsel
               Facsimile No.: 901-396-7824
               and:

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois  60603
               Attention: Dennis V. Osimitz
               Facsimile No.:  312- 853-7036

          (ii) if to the Stockholder, to:





               with a copy to:





          (d) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Parent, Sub or the Stockholder, or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

          (e) Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

          (f) Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

          (h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (i) Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement.

          (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          8. No Limitations on Actions of the Shareholder as a Director. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Shareholder to take or in any way limit any action that the Shareholder may take to discharge the Shareholder's fiduciary duties as a director of the Company.

          IN WITNESS WHEREOF, each of Parent, Sub and the Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized and the Stockholder has signed this Agreement, all as of the date first written above.


                         SMITH & NEPHEW, INC.



                         By: ___________________________________
                              Name:
                              Title:



                         SMITH & NEPHEW ACQUISITION, INC.



                         By: ___________________________________
                              Name:
                              Title:


                         STOCKHOLDER



                         _______________________________________

                         Number of shares of Common Stock owned by the Stockholder on the date hereof:

                         ____________

                         Options to purchase Common Stock held by the Stockholder on the date hereof:

                         ____________

                                                                       EXHIBIT B
                                                                       ---------
                            CONDITIONS OF THE OFFER
                            -----------------------

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares then owned by Holdings and Parent and its Subsidiaries, would constitute at least a majority of the Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Company Common Stock (other than the Parent Option), and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer) ("Minimum Condition") and (ii) any waiting period under the HSR Act and any other waiting periods under any foreign laws applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on the Company.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any other applicable waiting periods under any foreign laws enacted as of the date hereof, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Change with respect to the Company other than a Material Adverse Change primarily caused by the loss of employees of the Company as a result of the Offer or the announcement thereof;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company;

          (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement other than any failures which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company;

          (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

          (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of this Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

          (i) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit B is a part.

                                                                       Exhibit C
                                                                       ---------


                     SECOND AMENDMENT TO RIGHTS AGREEMENT
                     ------------------------------------


          Second Amendment dated as of July __, 1999 (this "Amendment") to Rights Agreement dated as of December 6, 1996, as amended (the "Rights Agreement"), between Exogen, Inc., a Delaware corporation (the "Company"), and Registrar and Transfer Company (the "Rights Agent").

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the Board of Directors of the Company has approved and adopted an Agreement and Plan of Merger(the "Merger Agreement") among the Company, Smith & Nephew, Inc., a Delaware corporation ("Parent") and Smith & Nephew Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), providing for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") and the merger (the "Merger") of Sub with and into the Company;

          WHEREAS, the Board of Directors of the Company has determined that the Offer and the Merger are in furtherance of and consistent with the long-term business strategy of the Company and are in the best interests of the Company and its shareholders;

          WHEREAS, the willingness of Parent and Sub to enter into the Merger Agreement is conditioned on, among other things, the amendment of the Rights Agreement on the terms set forth herein;

          WHEREAS, at the date of this Amendment, the Distribution Date has not occurred and there is no Acquiring Person;

          WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates, any such supplement or amendment to be evidenced in a writing signed by the Company and the Rights Agent; provided, however, that from and after the Distribution Date, the Rights Agreement may not be amended in any manner which would adversely affect the interests of the holders of Rights; and

          WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as hereinafter set forth and have executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement.

          NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

          1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

          "Merger" shall mean the merger of Sub with and into the Company as contemplated by the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger among Parent, Sub and the Company, as the same may be amended in accordance with the terms thereof.

          "Parent" shall mean Smith & Nephew, Inc., a Delaware corporation.

          "Stockholder Agreements" shall mean the Stockholder Agreements between Parent and each of ___________________, as the same may be amended in accordance with the terms thereof.

          "Sub" shall mean Smith & Nephew Acquisition, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent.

          2. The definition of Acquiring Person contained in Section 1(a) of the Rights Agreement is hereby amended by replacing the "." that appears at the end of clause (iv) of such Section with "; or " and by adding the following clause thereafter:

     "(v) prior to the termination of the Merger Agreement in accordance with
     Section 8.1 thereof, Parent, Sub or any of their Affiliates or Associates."

          3. Section 1(l) of the Rights Agreement is hereby amended by adding the following to the end of the second parenthetical phrase in clause (ii) of such Section:

     "and, prior to the termination of the Merger Agreement in accordance with
     Section 8.1 thereof, other than Parent, Sub or any other Subsidiary of Parent"

          4. Section 1(q) of the Rights Agreement is hereby amended by replacing the word "or" that appears immediately prior to the symbol "(iv)" with a comma and by adding the following to the end of the amended Section 1(q):

          ", or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement)."

          5. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

          6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

          7. This Amendment may be executed in two or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

          8. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

          9. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                              EXOGEN, INC.

                              By: ____________________________
                                   Name:
                                   Title:

Attest:



By: ________________________
     Name:
     Title:


                              REGISTRAR AND TRANSFER COMPANY


                              By: __________________________________
                                   Name:
                                   Title:

Attest:



By: ________________________
     Name:
     Title: